Exhibit 1.4

JOHN DEERE CAPITAL CORPORATION

JDCC InterNotes®

Due Nine Months or More from Date of Issue

AMENDMENT TO DISTRIBUTION AGREEMENT

Reference is made to the Distribution Agreement dated as of February 26, 2009, as amended by the Assignment and Acceptance Agreement dated as of August 12, 2009, an amendment dated as of April 21, 2011, an amendment dated as of April 17, 2014 and an amendment dated as of April 7, 2017 (together, the “Distribution Agreement) between John Deere Capital Corporation (the “Company”), InCapital LLC (the “Purchasing Agent”) and BofA Securities Inc. (formerly Merrill Lynch, Pierce, Fenner & Smith Incorporated) (the “Agent”). The Company, the Purchasing Agent and the Agent agree as follows:

(1)       All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Distribution Agreement.

(2)       The Distribution Agreement is hereby amended (“Amendment”) as follows:

(a)       to revise the definition of “Registration Statement” to refer to the automatic registration statement on Form S-3 ASR (Registration Statement No. 333-237579) filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 6, 2020.

(b)       to increase the amount of Notes (the “New Notes”) (which are part of a series of securities heretofore established and titled JDCC InterNotes®, Due Nine Months or More from Date of Issue) so that as of April 6, 2020 the Company is authorized to issue and sell up to $3,000,000,000 aggregate principal amount (or its equivalent based upon the applicable exchange rate at the time of the applicable trade date, in one or more foreign currencies designated by the Company) to or through the Purchasing Agent as agent of the Company in soliciting offers for the purchase of the New Notes.

(c)        to add Section 16 to the Distribution Agreement as follows:

“SECTION 16. Recognition of the U.S. Special Resolution Regimes.

(a)  In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)  In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

For purposes of this Section 16, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

(3)       The New Notes will be subject to the same terms and conditions as applicable to the Notes immediately prior to this amendment.

(4)       Each of the Company, the Purchasing Agent and the Agent hereby acknowledges receipt of this Amendment.

(5)       This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State.

(6)       This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 6th day of April 2020.

JOHN DEERE CAPITAL CORPORATION

By:	/s/ Thomas C. Spitzfaden
Name: Thomas C. Spitzfaden
Title: Vice President & Treasurer

INCAPITAL LLC

By:	/s/ Brian Walker
Name: Brian Walker
Title: Managing Director

CONFIRMED AND ACCEPTED, as of the date first above written:

BOFA SECURITIES, INC.

By:	/s/ Happy H. Daily
Name: Happy H. Daily
Title: Managing Director